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                                  Exhibit 10.32

                            SunGard Data Systems Inc.
                      Summary Description of the Company's
                 Long-Term Executive Incentive Compensation Plan

SunGard Data Systems Inc. has a long-term incentive compensation plan for its executive officers and other key management employees. The principal purposes of this plan are to further align the interests of the executives and key employees with those of the Company's stockholders and to further reward successful performance.

The plan currently involves the grant of performance accelerated stock options ("PASOs") to purchase shares of the Company's common stock. PASOs are nonqualified options (i.e., will not qualify as incentive stock options for tax purposes) that are granted annually. Beginning in 2002, the performance period for all PASOs was changed from three years to one year. Each PASO has a term of about ten years beginning on the date of grant. Shares vest under PASOs nine and one-half years after the date of grant, except that vesting may be accelerated in part or in full to the extent that the stated financial performance goals are met. Accelerated vesting occurs three years after the beginning of the applicable performance period (whether the performance period is three years or one year). If the performance goals are exceeded, then the recipient receives additional cash compensation three years after the beginning of the applicable performance period (whether the performance period is three years or one year).

The number of option shares granted to each participant under a PASO is determined on the basis of an analysis of competitive equity compensation programs and is subject to subjective adjustments based upon individual factors. The financial performance goals for each PASO are based upon the cumulative growth, during the performance period covered by the PASO, in the operating income or earnings of the businesses managed by the participant, with the growth targets for all PASOs, taken together, being consistent with SunGard's overall growth objectives.

The Company currently plans, but will have no legal obligation or commitment, to continue granting such PASOs (or comparable awards) on an annual basis, subject to approval by the Compensation Committee of the Company's Board of Directors.